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                                                                    EXHIBIT 99.2

                      Integrated Measurement Systems, Inc.
                      Terms and Conditions of Option Grant
                           and/or Stock Purchase under

                            1995 Stock Incentive Plan

      Any capitalized terms not otherwise defined herein shall have the meanings given in the Company's 1995 Stock Incentive Plan.

1. Your Representations. The Company is relying on your ability to make these representations, in part in order to remain in compliance with laws governing sale or transfer of securities. Your ability to make them is a condition of the Company's ability to grant you shares or options. You represent these things:

      1.1 Investment Intent; Financial Capability. Your good faith intention in acquiring the shares is to hold them for your own benefit for an indefinite period. You don't have any current intention to sell or transfer any of them. Whatever you are paying for Shares (or if you are getting options, whatever you ultimately elect to pay) will be an amount you can afford to be without for an indefinite period, or even to lose completely.

      1.2 Investigation of Terms and Value. You have made whatever investigation you think you need to feel well informed with your understanding of the terms under which these securities are issued, and also with the value being placed on them. You know you can talk to any counsellor you wish about it, and confirm you have had a chance to do that before you signed anything.

      1.3 Transfer Restricted. There are several types of restrictions on your ability to transfer your securities.

            1.3.1 Your Agreements. You understand that if you are getting options, they are not transferrable at all, and that if you are getting stock (now or through later exercise of options) there are restrictions on its transfer derived from a Shareholder Agreement to which you've agreed to be bound.

            1.3.2 Securities Law. Aside from the restrictions your agreement imposes, you also understand that the Stock must be held indefinitely unless it is later registered as the law requires. While there are some exemptions from registration available, the most common ("Rule 144") is only available upon the satisfaction of certain conditions, including a required holding period. While other exemptions may be available, the conditions attached to them may be difficult to satisfy. Also, the restrictions are stricter if you are an officer or director of the Company, or a beneficial owner of ten percent or more of any class of the Company's equity.


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            1.3.3 Underwriting Lockup. If the Company elects to pursue a public offering of its stock, then you will not do the things listed here within ninety days of the date of the Prospectus issued in conjunction with that sale. During that ninety days, you will not do anything that would have the effect of transferring an interest, or a right to an interest, in the Company's common stock. That means during that period you will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. It means you will not enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, whether the transaction is to be settled by delivery of Common Stock or by delivery of something else.

      1.4 Legends will be on stock. The certificate representing the Shares will bear a legend that tells people their transfer is prohibited, absent registration or an opinion of counsel acceptable to counsel for the Company that registration is not required. The legend will look something like this:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND UNDER ANY APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL FOR THE HOLDER (CONCURRED IN BY LEGAL COUNSEL FOR THE CORPORATION) THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER. THE STOCK TRANSFER AGENT HAS BEEN ORDERED TO EFFECTUATE TRANSFERS OF THIS CERTIFICATE ONLY IN ACCORDANCE WITH THE ABOVE INSTRUCTION.

      There will also be a legend dictated by your Shareholder Agreement (Exhibit C).

2. Getting Options. If you are getting Options, these terms and conditions apply to you.

      2.1 Nature of Option. The Option may be either an "INCENTIVE" or a "NONQUALIFIED" option; it will say which. If it is an "INCENTIVE" stock option, then it is intended to qualify as an "Incentive Stock Option", as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If it is a "NONQUALIFIED" stock option, then it is not intended to qualify as an Incentive Stock Option.


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      2.2   Exercise Price. The Exercise Price for the Option is not less than the fair market value per share of Common Stock on the date of grant, as determined by the Board of Directors of the Company.

      2.3 Holding Periods. If this is an INCENTIVE Stock Option, then if you dispose of any Shares you get under it within two years after the date of this Agreement, or within one year after you get the Shares, you will be treated, for federal income tax purposes, as if this were a NONQUALIFIED option. That means you will be treated as having received ordinary income at the time you disposed of the Shares, in an amount generally measured by the difference between the exercise price and the lower of the fair market value of the Shares at the date of the exercise or the fair market value of the Shares at the date of disposition. You understand that if you dispose of your shares after those holding periods end, any gain will be taxed as long-term capital gain.

      2.4   Exercise. You may exercise the Option as follows:

            2.4.1 When Exercise Becomes Possible. Your Option becomes exercisable on the dates described in the exercise schedule in the Stock Option or Grant Agreement. For INCENTIVE Stock Options, no more shares can become exercisable after you stop being an Employee. For NONQUALIFIED Stock Options, no more shares can become exercisable once you are no longer an Employee or Consultant. ("Consultant" here means what it means in the Company's Stock Option Plan. Among other things, that includes members of the Board of Directors.)

            2.4.2 When Exercise Stops Being Possible. Your right to exercise the Option ends when the term of the Option expires. It may end earlier, as follows: For INCENTIVE Stock Options, it will end a fixed period of time after you stop being an Employee. For NONQUALIFIED Stock Options, it will end the same fixed period of time after your service as an Employee or Consultant ends. That fixed period of time is usually three months. It gets extended to twelve months if you stop being an Employee because you are permanently and totally disabled, or because you die. (If you die, your estate may exercise your Option for you.)

            2.4.3 No Fractional Shares. You may not exercise this option for a fraction of a share.

            2.4.4 How to Exercise. You exercise your option by sending the Company your Notice of Exercise. The Company may amend the form from time to time, but the current form is attached as Exhibit D. Fill it out, sign it, and deliver it in person or by certified mail to the Company's President, Secretary, or Chief Financial Officer. Include payment -- the exercise is not valid without it.


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            2.4.5 What to Pay. You must pay the option exercise price, when you exercise your Option. Pay it in cash, cashier's or certified check, or collected funds. If this is a NONQUALIFIED Option when you exercise it, the Company is also required to pay the usual payroll deductions on the difference between the exercise price and the fair market value on the exercise date, so if yours is a NONQUALIFIED Option when you exercise it, you will need to include the amount of those deductions with your exercise price as well. Note that INCENTIVE Options can become NONQUALIFIED if you don't meet the holding periods, or by agreement, or by other failure of the necessary conditions for qualification.

            2.4.6 Warning. The Company cannot issue shares unless it can do so legally, and in a way that complies with the rules of any stock exchange (including NASDAQ) upon which the Shares may then be listed. The Company may not be able to issue the shares unless a registration under applicable federal and/or state law is in effect at the time of exercise, unless the Company's counsel is satisfied an exemption is available. You may need to make additional representations or warranties to qualify for exemptions from registration.

            2.4.7 Issuance of Shares. Assuming everything has been correctly done and all rules complied with, the Shares will be considered issued to you on the date your Option is exercised.

      2.5 Options Not Transferable Except by Will. You can't transfer this option, except through your will or through the laws of intestacy. The terms of the Option bind your estate, its executors and administrators, and your heirs and successors.

3. Getting Shares. If you are acquiring shares directly, these terms and conditions apply to you.

      3.1 Subscription. Your execution of the grant documents constitutes your subscription for the shares.

            3.1.1 Payment. You agree to pay for the Shares at the Purchase Price times the number of shares to be issued.

            3.1.2 Tax Deposit. If the fair market value of the shares on the date you buy them is higher than the price you are paying, you must also pay to the Company any deposits required to meet the Company's applicable tax withholding obligations or other payroll deduction obligations. That is because you are getting the Shares in part because you are performing services for the Company, so the IRS considers the difference between fair market value and purchase price to be ordinary income which you receive on the date you purchase the shares. Then, when you resell the Shares, any difference between the sale price, and the


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      fair market value of the Shares on the date of purchase will be treated as capital gain or loss.

      3.2   Vesting Conditions.

            3.2.1 Where Shown. Any vesting conditions that apply on the date the Shares are issued will be shown on the signature page of this Agreement. The Shareholder Agreement will define what restrictions apply to shares as to which the vesting conditions have not yet been satisfied (Unvested Shares.)

            3.2.2 Warning for Unvested Shares: Consider 83(b) Election. If your shares are subject to vesting conditions, the IRS will delay the official "purchase" date for tax purposes, unless you make an election that you don't want them to do that. Your election is called an "83(b) Election." Filing an "83(b) Election" allows you to be treated as having acquired the shares on the date they were issued to you, whether or not the vesting conditions are satisfied yet. If the Shares increase in value before the vesting conditions are satisfied, that will be an advantage to you. YOU MUST MAKE A SECTION 83(B) ELECTION NO LATER THAN THIRTY DAYS AFTER PURCHASE, OR LOSE THE OPPORTUNITY TO DO SO. If you are buying stock subject to a vesting schedule, an 83(b) Election Form and further description is attached as Exhibit D.

4. Shareholder Agreement. Shares issued now, or if you are getting an Option, when you exercise it, are subject to the Shareholder Agreement attached as Exhibit C. You will execute a copy of that if the Company asks you to, but even if you are not asked to execute it, the Shareholder Agreement applies to all
                                                                         ---
your Shares.

5.    Other Issues.

      5.1 Terms Supplement Plan. The words used here are used in the same sense as they are used in the Company's 1995 Stock Incentive Plan. Please refer to it for clarification, if needed. Also, the Plan controls over any other document, with respect to grants of stock or options under it.

      5.2 No Further Obligation. You confirm that the Company has no obligation to issue or sell any additional securities to you.

      5.3 Proprietary Information. The Company may provide you from time to time with information that is proprietary to the Company. The Company and you agree that these things are "Proprietary Information": all correspondence between you and the Company, documents, corporate records (including minutes and stock records), employee lists, financial statements, trade secrets, processes, data, know-how, improvements, inventions, techniques, marketing plans and strategies, and information concerning customers or vendors of the Company.


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            5.3.1 Your Obligation. You will keep all Proprietary Information confidential while you hold the Shares (or Options for them), and for three years after that. You won't use the Proprietary Information, or disclose it to anyone else. (As an Employee or Consultant, you may have additional obligations with respect to Proprietary Information you receive.)

            5.3.2 Reservation. The Company does not intend to limit your rights under law, as a shareholder, to receive information, or to use it for proper shareholder purposes.

      5.4 Jurisdiction and Law. This Agreement is considered executed and entered into in the State of Oregon. It will be governed by and interpreted under the laws of that state. Any litigation relating to it will be brought only in the state or federal courts located in Portland, Oregon. You and the Company each waive whatever rights may exist to a jury trial in any such litigation (unless that waiver cannot be legally made in advance of trial). The Company and you both consent to jurisdiction in Oregon.


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